EXHIBIT 16.1


October 29, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Teledigital, Inc.
    File No. 333-05112-C


Gentlemen:

We have read Item 4 of Form 8-K dated October 29, 2003, of Teledigital, Inc. and are in agreement with the statements contained in Sections (ii) and (iv) of Item 4(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,



/s/ GRANT THORNTON LLP